Exhibit 99.1

Yorkville Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on or about July 25, 2025

Mountainside, NJ, July 21, 2025 – Yorkville Acquisition Corp. (Nasdaq: YORKU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 17,250,000 units, which includes 2,250,000 units issued pursuant to the exercise by the underwriters of their overallotment option, completed on June 30, 2025 (the “Offering”), may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about July 25, 2025. Any units not separated will continue to trade on The Nasdaq Global Market under the symbol “YORKU”, and each of the Class A ordinary shares and warrants will separately trade on The Nasdaq Global Market under the symbols “YORK” and “YORKW,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to the securities was declared effective on June 26, 2025 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated date that the Class A ordinary shares and warrants may begin to trade separately and the ability for those units not separated to continue to trade on Nasdaq. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the registration statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

About Yorkville Acquisition Corp.

The Company is a blank check company incorporated in the Cayman Islands as an exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination. While the Company may pursue a business combination target in any business or industry, it intends to focus its search for businesses at the intersection of media, technology, and entertainment.

Contact

Yorkville Acquisition Corp.

1012 Springfield Avenue

Mountainside, New Jersey 07092

Kevin McGurn

Chief Executive Officer

Email: kjmcgurn@gmail.com